FOREIGN CUSTODY MANAGER AGREEMENT

                                   SCHEDULE II

                           Europe 1.25x Strategy Fund
                               NASDAQ-100(R) Fund
                          Multi-Hedge Strategies Fund
                               Hedged Equity Fund
                             Japan 2x Strategy Fund
                          Global 130/30 Strategy Fund
                           Global Market Neutral Fund
                      Long/Short Commodities Strategy Fund